BANK OF AMERICA

Amendment to Documents

AMENDMENT NO. 3 TO BUSINESS LOAN AGREEMENT

This Amendment No. 3 (the "Amendment") dated as of March 7, 2000, is between Bank of America, N.A. (the "Bank") and New Horizons Worldwide, Inc. (the "Borrower").

RECITALS

      A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of August 23, 1999 (the "Agreement").

      B. The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

      1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

      2. Amendments. The Agreement is hereby amended as follows:

           2.1 Paragraphs 8.4, 8.5 and 8.6 of the Agreement are amended in part by adding the following after the last sentence of each such paragraph:

    “For the fiscal quarters ending March 31, 2000, June 30, 2000, and September 30, 2000, the calculation of this covenant shall exclude a pre-tax write-down amount of up to Three Million Three Hundred Thirty Eight Thousand Dollars ($3,338,000).”

        3 Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        4 Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N.A.	New Horizons Worldwide, Inc.

X _________________________	X _________________________
By: Jan Okinishi, Vice President	By: Thomas, Bresnan, President and Chief Executive Officer